Exhibit (h)(107)
AMENDMENT TO
JANUS INVESTMENT FUND
ADMINISTRATION AGREEMENT
JANUS SMART PORTFOLIOS
     THIS AMENDMENT is made this 2nd day of August, 2010, between JANUS INVESTMENT FUND, a Massachusetts business trust (the “Trust”), on behalf of Janus Smart Portfolio — Growth, Janus Smart Portfolio — Moderate, and Janus Smart Portfolio — Conservative (the “Portfolios”), each a separate series of the Trust, and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company (“JCM”).
WITNESSETH:
     WHEREAS, JCM and the Trust, on behalf of the Portfolios, are parties to an Administration Agreement dated December 30, 2005, as amended June 14, 2006 (the “Agreement”);
     WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;
     WHEREAS, pursuant to Section 9 of the Agreement, the Agreement may be amended by the parties only if such amendment is in writing and signed by the parties to the Agreement; and
     WHEREAS, the name of Janus Smart Portfolio — Growth has been changed to Janus Growth Allocation Fund, Janus Smart Portfolio — Moderate has been changed to Janus Moderate Allocation Fund, and Janus Smart Portfolio — Conservative has been changed to Janus Conservative Allocation Fund.
     NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:
     1. All references to Janus Smart Portfolio — Growth are deleted and replaced with Janus Growth Allocation Fund, all references to Janus Smart Portfolio — Moderate are deleted and replaced with Janus Moderate Allocation Fund, and all references to Janus Smart Portfolio — Conservative are deleted and replaced with Janus Conservative Allocation Fund.
     2. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement, contains the entire understanding and the full and complete agreement of the parties and supersedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

     3. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

JANUS CAPITAL MANAGEMENT LLC
By:	/s/ Heidi Hardin
Heidi W. Hardin
Senior Vice President and General Counsel

JANUS INVESTMENT FUND
By:	/s/ Stephanie Grauerholz-Lofton
Stephanie Grauerholz-Lofton
Vice President, Chief Legal Counsel and Secretary

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